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                                                                EXHIBIT 99.1


Company Press Release

Nanogen, Inc. Adopts Stockholder Rights Plan

SAN DIEGO, Nov. 19, 1998 -- Nanogen, Inc. (Nasdaq: NGEN) today announced that its Board of Directors adopted a Stockholder Rights Plan that is designed to strengthen the ability of the Board of Directors to protect Nanogen's stockholders and other stakeholders.

To implement the plan, Nanogen's Board of Directors declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of Nanogen Common Stock held of record at the close of business on November 30, 1998. Each Right represents a contingent right to purchase, under certain circumstances, a fractional share of a newly created series of Nanogen preferred stock.

The Rights would become exercisable and trade independently from Nanogen Common Stock upon the public announcement of the acquisition by a person or group of 15 percent or more of Nanogen's Common Stock, or ten days after commencement of a tender or exchange offer for Nanogen Common Stock that would result in the acquisition of 15 percent or more of Nanogen's Common Stock.

The Rights expire November 17, 2008 unless redeemed earlier by Nanogen's Board of Directors. The Rights can be redeemed by the Board at a price of $0.01 per Right at any time before the Rights become exercisable, but thereafter only in limited circumstances. The Rights distribution will not be taxable to stockholders.

The rights plan is designed to protect Nanogen's stockholders against abusive or coercive takeover tactics and takeover tactics not in the best interests of Nanogen and its stockholders, such as acquisitions of control without paying all stockholders a fair premium, coercive tender offers and inadequate offers. It is not intended to prevent an offer that the Board concludes is in the best interests of Nanogen and its stockholders. Details of the rights plan will be contained in a letter to be mailed to Nanogen's stockholders.

Nanogen, Inc. integrates advanced microelectronics and molecular biology into a platform technology with broad commercial applications in the fields of medical diagnostics, biomedical research, genomics, genetic testing and drug discovery. Nanogen's fully automated system, which incorporates a proprietary semiconductor microchip, provides a flexible tool for the rapid identification and analysis of test samples containing charged molecules. Nanogen's technology allows the simultaneous analysis of multiple test sites, or multiplexing, from a single sample. The Company has established corporate alliances in certain areas of infectious disease diagnostics with Becton, Dickinson and Company, drug discovery with Hoechst AG (through a subsidiary) and genomics with Elan Corporation, plc as part of its strategy to expand the applications and accelerate the commercialization of products derived from its technology.

Except for the historical information contained herein, this press release contains predications and other forward-looking statements that involve risks and uncertainties, including those cited in the risk factor sections of the Company's Prospectus dated April 13, 1998 contained in the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission. These

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forward-looking statements speak only as of the date hereof. The Company disclaims any intent or obligation to update these forward-looking statements.


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